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                                                                       EXHIBIT 8

                                  ALSTON&BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996
Philip C. Cook                                       Direct Dial (404) 881-7000





                               January 6, 1997



Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

West Carroll Bancshares, Inc.
2007 East Madison Street
Bastrop, Louisiana  71220

      Re: Proposed Merger of West Carroll Bancshares, Inc. with and into Regions Financial Corporation

Ladies and Gentlemen:

     We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of West Carroll Bancshares, Inc. ("WCB"), a corporation organized and existing under the laws of the State of Louisiana, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of June 25, 1996, by and between WCB and Regions (the "Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, and (ii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.




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Regions Financial Corporation
West Carroll Bancshares, Inc.

January 6, 1997

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                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

      (1)  the Agreement;

      (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on December __, 1996, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of WCB.

      (3)  such additional documents as we have considered relevant.

      In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

      We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and WCB and through certificates provided by the management of Regions and the management of WCB.

      You have advised us that the Merger is in the best interest of WCB and its stockholders, the Bank, its employees and the communities which the Bank serves. Therefor, the following will occur pursuant to the Agreement:

      (1) Subject to the terms and conditions of the Agreement, at the Effective Time, WCB shall be merged into and with Regions in accordance with the provisions of Sections 12:115Reference to code provision authorizing transaction (e.g., for merger of two domestic corporations, Section 251 of the Delaware General Corporation Law, Section 14-2-1101 (for mergers) or -1102 (for share exchanges) of the Georgia Business Corporation Code, and Section
10-2A-140 of the Alabama Business Corporation Act; for merger of domestic corporation with foreign corporation, Section 252 of the Delaware General Corporation Law, 14-2-1107 of the Georgia Business Corporation Code, and
Section ____ of the Alabama Business Corporation Act). of the LBCL and of
Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of WCB and Regions.

      (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                    (a) Each share of Regions Common Stock issued and
               outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.




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Regions Financial Corporation
West Carroll Bancshares, Inc.

January 6, 1997

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                    (b) Each share of WCB Common Stock (excluding shares held
               by WCB or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 4.0 shares of Regions Common Stock (the "Exchange Ratio").

     (3) In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     (4) Each of the shares of WCB Common Stock held by any WCB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     (5) Any holder of shares of WCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Part XIII of the LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the LBCL, including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of WCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of WCB Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 of the Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by
Section 4.1 of the Agreement. WCB will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to WCB.

     (6) Notwithstanding any other provision of this Agreement, each holder of shares of WCB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking



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Regions Financial Corporation
West Carroll Bancshares, Inc.

January 6, 1997

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into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     (7) At the Effective Time, each award, option, or other right to purchase or acquire shares of WCB Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("WCB Rights") granted by WCB under the WCB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each WCB Right, in accordance with the terms of the WCB Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

     (8) All restrictions or limitations on transfer with respect to WCB Common Stock awarded under the WCB Stock Plans or any other plan, program, or arrangement of any WCB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

     (1) The fair market value of the Regions Common Stock and other consideration, if any, received in the aggregate by the stockholders of WCB will be approximately equal to the fair market value of the WCB Common Stock surrendered in exchange therefor.

     (2) There is no plan or intention on the part of the stockholders of WCB who own five percent (5%) or more of WCB Common Stock, and to the best of the knowledge of the management of WCB, there is no plan or intention on the part of the remaining stockholders of WCB to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of WCB outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of WCB Common Stock exchanged for cash or



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Regions Financial Corporation
West Carroll Bancshares, Inc.

January 6, 1997

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other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding WCB Common Stock as of the Effective Time. Moreover, shares of WCB Common Stock and shares of Regions Common Stock held by WCB stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

     (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former WCB stockholders.

     (4) Regions will not dispose of any of the assets of WCB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Regions.

     (5) The liabilities of WCB assumed by Regions and the liabilities to which the transferred assets of WCB are subject were incurred by WCB in the ordinary course of its business.

     (6) Following the transaction, Regions will continue the historic business of WCB or use a significant portion of WCB's historic business assets in a business.

     (7) Regions, WCB, and the stockholders of WCB will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (8) There is no intercorporate indebtedness existing between WCB and Regions that was issued, acquired, or will be settled at a discount.

     (9) WCB is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

     (10) Both the fair market value and the total adjusted basis of the assets of WCB transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

     (11) The payment of cash in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the WCB stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one



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Regions Financial Corporation
West Carroll Bancshares, Inc.

January 6, 1997

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percent (1%) of the total consideration that will be issued in the transaction to the WCB stockholders in exchange for their shares of WCB Common Sock. The fractional share interests of each WCB stockholder will be aggregated, and no WCB stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

     (12) None of the compensation received by any stockholder-employees of WCB will be separate consideration for, or allocable to, any of their shares of WCB Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of WCB's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) WCB is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which WCB is a partner or beneficiary, and
(iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by WCB, in the case of a first-tier subsidiary of WCB or by a controlled corporation, in the case of a lower-tier subsidiary.

     (14) Neither Regions or WCB is an investment company as defined in Section 368(a)(2)(F).

     (15) The Agreement represents the entire understanding of WCB and Regions with respect to the Merger.

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and WCB (including the representation that WCB



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Regions Financial Corporation
West Carroll Bancshares, Inc.

January 6, 1997

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stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

     (1) Provided the Merger qualifies as a statutory merger under applicable state law, the Merger will be a reorganization within the meaning of Section 368(a). WCB and Regions will each be "a party to a reorganization" within the meaning of Section 368(b).

     (2) The stockholders of WCB will recognize no gain or loss upon the exchange of their WCB Common Stock solely for shares of Regions Common Stock.

     (3) The basis of the Regions Common Stock received by the WCB stockholders in the Merger will, in each instance, be the same as the basis of the WCB Common Stock surrendered in exchange therefor less the basis of any fractional share of Regions Common Stock settled by cash payment.

     (4) The holding period of the Regions Common Stock received by the WCB stockholders will, in each instance, include the period during which the WCB Common Stock surrendered in exchange therefor was held, provided that the WCB Common Stock was held as a capital asset on the date of the exchange.

     (5) The payment of cash to WCB stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     (6) Where solely cash is received by a WCB stockholders in exchange for his WCB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his WCB Common Stock, subject to the provisions and limitations of Section 302.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example



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Regions Financial Corporation
West Carroll Bancshares, Inc.

January 6, 1997

Page 8




any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

     This opinion is being provided solely for the benefit of Regions, WCB and its stockholders. No other person or party shall be entitled to rely on this opinion.

     We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.


                                        Very truly yours,

                                        ALSTON & BIRD


                                        By:/s/ Philip C. Cook
                                           ----------------------------
                                           Philip C. Cook